Exhibit 24

POWER OF ATTORNEY

Directors and Certain Officers of
TRW Inc.

THE UNDERSIGNED Directors and Officers of TRW Inc. hereby appoint W. B. Lawrence, D. F. Menz and K. A. Weigand, and each of them, as attorneys for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in the capacity specified, to prepare or cause to be prepared, to execute and to file with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Act”), an annual report on Form 10-K for the year ended December 31, 2000 relating to TRW Inc., such other periodic reports as may be required pursuant to the Act, amendments and exhibits to any of the foregoing and any and all other documents to be filed with the Securities and Exchange Commission or elsewhere pertaining to such reports, with full power and authority to take such other action which in the judgment of such person may be necessary or appropriate to effect the filing of such documents.

EXECUTED the dates set forth below.

/s/ J. T. Gorman	/s/ D. M. Cote	/s/ Carl G. Miller

J. T. Gorman,	D. M. Cote, President,	C. G. Miller,
Chairman of the Board	Chief Executive Officer	Executive Vice President
of Directors	and Director	and Chief Financial Officer
February 21, 2001	February 21, 2001	February 21, 2001

/s/ Thomas A. Connell	/s/ Michael H. Armacost	/s/ M. Feldstein

T. A. Connell, Vice President	M. H. Armacost, Director	M. Feldstein, Director
and Controller	February 21, 2001	February 21, 2001
February 21, 2001

/s/ Robert M. Gates	/s/ George H. Heilmeier	/s/ Karen N. Horn

R. M. Gates, Director	G. H. Heilmeier, Director	K. N. Horn, Director
February 21, 2001	February 21, 2001	February 21, 2001

/s/ D. B. Lewis	/s/ L. M. Martin	/s/ J. D. Ong

D. B. Lewis, Director	L. M. Martin, Director	J. D. Ong, Director
February 21, 2001	February 21, 2001	February 21, 2001